Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hanmi Financial Corporation:
We consent to the use of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Los Angeles, California
January 28, 2010